Exhibit 10.35

SIDE AGREEMENT

THIS SIDE AGREEMENT (this “Agreement”) is made and entered into as of May 11, 2009 by and between Blackstar Investco LLC (“Newco”), and Tesla Motors, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company and Newco desire to enter into a Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated of even date herewith, pursuant to which the Company will sell to Newco, and Newco will purchase from the Company, shares of the Company’s Series E Preferred Stock (the “Series E Preferred Stock”);

WHEREAS, a condition to Newco’s obligations under the Purchase Agreement is that the Company and Newco enter into this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Change of Control Provisions.

(a) Within three (3) business days of the receipt of any written notice or other written communication of a bona fide offer (an “Acquisition Proposal”) from or on behalf of a third party relating to such third party’s interest in consummating a Deemed Liquidation transaction (as defined in the Purchase Agreement), in the event that either the Board of Directors of the Company or its Chief Executive Officer determines to engage in further discussions with such third party or to otherwise pursue such Acquisition Proposal, the Company shall provide Newco written notice of the Acquisition Proposal (the “Acquisition Proposal Notice”). The Acquisition Proposal Notice shall set forth the material terms and conditions of the Acquisition Proposal, including the identity of the proposed acquiror and each of the components of the purchase consideration offered, as well as any material contingencies associated therewith. In addition, the Company shall inform Newco of any material modifications to an Acquisition Proposal that was previously the subject of an Acquisition Proposal Notice. Notwithstanding any of the foregoing, a “Deemed Liquidation” shall not be deemed to occur solely as a result of the Company entering into a loan, credit line, lease of real or personal property or similar contract which involves a pledge of assets of the Company as collateral to secure the performance of the Company’s obligations under such contract.

(b) Newco shall have five (5) business days of its receipt of the Acquisition Proposal Notice to notify the Company that it intends to submit its own Acquisition Proposal (the “Response Notice Period”) and, if Newco has delivered a notice that it intends to submit such proposal, ten (10) business days from the end of the Response Notice Period (the “Acquisition Proposal Notice Period”) to submit its own Acquisition Proposal to effect a Deemed Liquidation. If Newco elects to submit its own Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including, but not limited to, Newco’s identity and each of the components of the purchase consideration offered, as well as any material contingencies associated therewith) may be disclosed by the Company, in its sole and absolute discretion, to other third parties who have previously submitted or thereafter submit an Acquisition Proposal that was previously or thereafter becomes the subject of an Acquisition Proposal Notice. In addition, the Company may, in its sole and absolute discretion, inform any such third parties of any material modifications to a Newco Acquisition Proposal.

(c) If a third party makes any material modification to an Acquisition Proposal that was previously the subject of an Acquisition Proposal Notice during the Acquisition Proposal Notice Period (or thereafter if Newco submitted its own Acquisition Proposal prior to the expiration of the Acquisition Proposal Notice Period), then the Company shall promptly give Newco notice of such modification (each, a “Modification Notice”). The Company shall not enter into a definitive agreement to effect an Acquisition Proposal submitted by or on behalf of a third party until the later of: (i) the Acquisition Proposal Notice Period with respect to such Acquisition Proposal has elapsed or (ii) seventy-two (72) hours after Newco’s receipt of a Modification Notice or, if Newco has not notified the Company that it intends to submit an Acquisition Proposal with respect to an Acquisition Proposal submitted by or on behalf of a third party, until the Response Notice Period with respect to such Acquisition Proposal has elapsed. For clarification purposes, if another third party makes a new Acquisition Proposal that was not previously the subject of an Acquisition Proposal Notice that either the Board of Directors of the Company or its Chief Executive Officer determines to engage in further discussions with such third party or to otherwise pursue, then the provisions of subsections (a) and (b) shall apply to such new Acquisition Proposal.

(d) Subject to Newco having entered into a confidentiality agreement in form and substance reasonably satisfactory to the Company, in connection with its consideration of whether to submit its own Acquisition Proposal, during the Acquisition Proposal Notice Period, Newco shall be entitled to examine, at its expense, and the Company shall make available to Newco, the Company’s books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, and Company shall make such officers available for such purpose, all at such times as may be reasonably requested by Newco during the Company’s normal business hours, on terms substantially similar to those granted to a third party, if any, that has submitted and Acquisition Proposal that has been the subject of an Acquisition Proposal Notice.

(e) Notwithstanding the foregoing, the Company’s obligations pursuant to subsections (a)-(d) above shall terminate once the Company has entered into a definitive agreement to effect an Acquisition Proposal with any party.

2. Termination. Newco’s rights and the Company’s obligations under Section 1 of this Agreement shall terminate upon the earliest to occur of: (a) December 31, 2011, (b) the consummation of (i) a merger or consolidation of the Company with or into another corporation for cash consideration or stock that is publicly traded on a national securities exchange or a combination of cash consideration or such publicly traded stock in which the holders of capital stock of the Company immediately prior to such merger or consolidation do not continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring corporation or (ii) a sale of all or substantially all of the Company’s assets in which such assets are sold solely for cash consideration or stock that is publicly traded on a national securities exchange or a combination of cash consideration or such publicly traded stock, (c) such time as Newco (together with Daimler AG (“Daimler”) or any Controlled Affiliate of Daimler (as defined in the Purchase Agreement)), no longer hold at least 9,950,000 shares of Common Stock of the Company (including any shares of Common Stock of the Company issuable or issued upon the conversion of the Series E Preferred Stock of the Company and as equitably adjusted for any stock dividends, combinations, splits, recapitalizations, dilutive issuances, deemed issuances and the like), (d) none of the Strategic Agreements (as defined in the Purchase Agreement) are in full force and effect or (e) such time as (A) the representation set forth in Section 3.10 of the Purchase Agreement is no longer true and accurate in all material respects, (B) Daimler (or a Controlled Affiliate of Daimler) no longer holds 20% or more of the equity interests of Newco or (C) Newco is in breach in any material respect of Section 3.5 of the Fourth Amended and Restated Investors’ Rights Agreement dated May 11, 2009 (it being agreed that Newco shall be deemed to not be in such breach if (1) Newco notifies the Company of such breach within 10 business days of such breach and (2) Newco cures such breach within 20 business days after delivery of such notice).

3.	Miscellaneous.

(a) Successors and Assigns. The rights granted in this Agreement are personal to Newco and may not be assigned, in whole or in part, except to Daimler or a Controlled Affiliate of Daimler. In particular, any transferee of any shares of Series E Preferred Stock held by Newco (other than Daimler or a Controlled Affiliate of Daimler) will not acquire any rights hereunder. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and Newco.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax, or five (5) business days (in the case of intra-United States notices) and ten (10) business days (in the case of international notices) after being deposited in the U.S. or other Government Authority (as defined in the Purchase Agreement) mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature pages hereto, or as subsequently modified by written notice.

(d) Severability. To the fullest extent that they may effectively do so under applicable Law (as defined in the Purchase Agreement), the parties hereby waive any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable under applicable Law, the parties agree to promptly renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision within thirty (30) business days, then (a) if such provision is rendered or held invalid, illegal or unenforceable in a jurisdiction only as to a particular person or persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular person or persons or under such particular circumstance or circumstances, as the case may be, (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

(e) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(f) Submission to Jurisdiction; Waiver of Jury Trial. Each party to this Agreement hereby irrevocably and unconditionally:

(1) agrees that any suit, action or proceeding instituted against it by any other party with respect to this Agreement or any other Transaction Agreement (as defined in the Purchase Agreement) may be instituted, and that any suit, action or proceeding by it against any other party with respect to this Agreement or any other Transaction Agreement shall be instituted, only in the courts of the State of Delaware, located in the County of New Castle (and appellate courts therefrom), (ii) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by the other and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law (as defined in the Purchase Agreement);

(2) (i) waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Agreement brought in any court specified in Section 3(f)(1), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing;

(3) WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

(4) to the extent it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, hereby irrevocably waives such immunity in respect of his, her or its obligations with respect to this Agreement and the other Transaction Agreements.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(h) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(i) Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or any requirement for posting of a bond.

(j) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(k) Expenses. Each party hereto shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

(l) Entire Agreement. This Agreement, any other Transaction Agreements (as defined in the Purchase Agreement) and any exhibits hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement or any other Transaction Agreements (as defined in the Purchase Agreement).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

TESLA MOTORS, INC.

By:	/s/ Elon Musk
Elon Musk,
Chief Executive Officer

Address:

1050 Bing Street
San Carlos, CA 94070

NEWCO:

BLACKSTAR INVESTCO LLC

By:	/s/ Prof. Herbert Kohler

Name:	Prof. Herbert Kohler

Title:	Vice President

By:	/s/ Dr. Edgar Krökel

Name:	Dr. Edgar Krökel

Title:	Vice President

Address:

BLACKSTAR INVESTCO LLC c/o DAIMLER NORTH AMERICA CORPORATION One Mercedes Drive
Montvale, NJ 07645 Fax No.: (201) 573 2595 Attention: Dr. Thomas Laubert

With a copy to:

DAIMLER AG
Epplestr. 225 70546 Stuttgart Fax No.: +49 (711) 17-91577

With a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Fax No.: (212) 422-4726
Attention: Kenneth A. Lefkowitz

SIGNATURE PAGE TO SIDE AGREEMENT